Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES FIRST QUARTER SALES AND
UPDATES ITS GUIDANCE FOR 2004

 New York, New York, April 13, 2004: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced first quarter sales and updated its 2004 sales and earnings guidance to include the anticipated impact of its recently completed acquisition of a majority interest in Nickel S.A.

 Net sales for the first quarter were $58.4 million, up 55.3% compared to $37.6 million in the first quarter of 2003.  At comparable foreign currency exchange rates, net sales were 40% ahead of the same quarter last year.  The Company's previous estimate for first quarter net sales was $53 million.

The U.S. dollar has increased 6% relative to the Euro since the Company last issued sales and earnings guidance.  Despite such increase, Inter Parfums has raised its 2004 sales guidance to $222 million, which includes its recently acquired majority interest in Nickel S.A., and is maintaining its net income guidance of $15.8 million, as Nickel is not expected to be accretive this year.  For the next nine months, management plans to align Nickel distribution to that of Inter Parfums's current distribution network in the U.S. and overseas.  This sales and earnings guidance assumes the dollar remains at current levels.  In January, the Company reported that it expected 2004 sales to approximate $217 million.

 Jean Madar, Chairman and CEO of Inter Parfums, stated, "As the prelude to another record year, the first quarter is off to a strong start.  The continued geographic rollouts of products launched in the fall of 2003 gave the first quarter of 2004 its significant sales boost.  We have a strong new product line-up in the works for the second quarter including L'Eau de S.T. Dupont, Christian Lacroix Summer Fragrance, Celine Sensual Summer and later in the year, we have Paul Smith London debuting.  We are also looking forward to the launch in the fall of the Burberry Brit for men line in selected markets."

 Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Nickel.  It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc.	or	Investor Relations Counsel
	Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com		Linda Latman (212)836-9609 / llatman@equityny.com Sarah Torres (212)836-9611 / storres@equityny.com www.theequitygroup.com